The information in this pricing supplement is not complete and may be changed. This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these Notes, and we are not soliciting an offer to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated July 27, 2018

Preliminary Pricing Supplement (To the Prospectus dated March 30, 2018, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–212571

$[•] Callable Contingent Coupon Notes due August 31, 2028 Linked to the Least Performing Index of the Russell 2000® Index and the EURO STOXX® Banks Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	August 28, 2018
Issue Date:	August 31, 2018
Final Valuation Date:*	August 28, 2028
Maturity Date:*	August 31, 2028
Reference Assets:	The Russell 2000® Index (the “Russell 2000 Index”) and the EURO STOXX® Banks Index (the “EURO STOXX Banks Index”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level	Barrier Level	Coupon Barrier Level
	Russell 2000 Index	RTY <Index>	[•]	[•]	[•]
	EURO STOXX Banks Index	SX7E <Index>	[•]	[•]	[•]

The Russell 2000 Index and the EURO STOXX Banks Index are each referred to as an “Index” and, collectively, as the “Indices.”
Early Redemption at the Option of the Issuer:

We may redeem the Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Contingent Coupon Payment Date prior to the Maturity Date, provided that we give at least five business days’ prior written notice to the trustee. If we exercise our redemption option, the Contingent Coupon Payment Date on which we exercise such option will be referred to as the “Early Redemption Date.”

Payment at Maturity:

If you hold the Notes to maturity, and if the Notes are not early redeemed by us prior to scheduled maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to any Contingent Coupon that may be payable on such date)  determined as follows:

▪                  If the Final Level of the Least Performing Index is greater than or equal to its Barrier Level, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                  If the Final Level of the Least Performing Index is less than its Barrier Level, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Index Return of the Least Performing Index]

If the Notes are not early redeemed by us prior to scheduled maturity, and if the Final Level of the Least Performing Index is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Least Performing Index. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon early redemption or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.75%	96.25%
Total	$[•]	$[•]	$[•]	$[•]

(1)    Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $962.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)    Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $900.00 and $921.70 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–2 of this pricing supplement.

(3)    Barclays Capital Inc. will receive commissions from the Issuer of up to 3.75% of the principal amount of the Notes, or up to $37.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$22.50 per $1,000 principal amount Note, which is 2.25% of the principal amount per Note (9.00% per annum)

If the Closing Level of each Index on any Observation Date is greater than or equal to its respective Coupon Barrier Level, you will receive the applicable Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Level of any Index on any Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Observation Dates:*	The 28th of each February, May, August and November during the term of the Notes, beginning in November 2018; provided that the final Observation Date will be the Final Valuation Date
Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, together with any Contingent Coupon that may be payable on the applicable Early Redemption Date
Coupon Barrier Level:	With respect to each Index, 60.00% of its Initial Level (rounded to two decimal places), as set forth in the table above
Barrier Level:	With respect to each Index, 60.00% of its Initial Level (rounded to two decimal places), as set forth in the table above
Least Performing Index:	The Index with the lowest Index Return, as calculated in the manner set forth below
Index Return:	With respect to each Index, an amount calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	With respect to each Index, the Closing Level on the Initial Valuation Date, as set forth in the table above
Final Level:	With respect to each Index, the Closing Level on the Final Valuation Date
Closing Level:	The term “Closing Level” has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement, rounded to two decimal places (if applicable)
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06746XKM4 / US06746XKM47

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated March 30, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1–10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Contingent Coupons that you may receive on your Notes

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You do not anticipate that the level of any Index will fall below its Coupon Barrier Level on any Observation Date or its Barrier Level on the Final Valuation Date

•                  You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Level of only one Index is less than its Coupon Barrier Level on an Observation Date and (b) you will lose some or all of your principal if the Closing Level of only one Index is less than its Barrier Level on the Final Valuation Date

•                  You understand and accept the risk that, if your Notes are not redeemed by us prior to scheduled maturity, the payment at maturity will be based solely on the Index Return of the Least Performing Index

•                  You are willing to accept the risks associated with an investment linked to the performance of the Indices

•                  You are willing to accept the risk that we may, in our sole discretion, redeem the Notes prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if we do not exercise our early redemption option

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment the return on which is not limited to the Contingent Coupons that may be payable on the Notes

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You anticipate that the level of at least one Index will decline during the term of the Notes such that the level of at least one Index is less than its Coupon Barrier Level on one or more Observation Dates and/or the Final Level of at least one Index is less than its Barrier Level

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Indices

•                  You are unwilling or unable to accept the risk that the negative performance of only one Index may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Index

•                  You are unwilling or unable to accept the risk that we may redeem the Notes prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if we do not exercise our early redemption option

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Indices and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Level of each Index: 100.00*

▪                  Hypothetical Coupon Barrier Level for each Index: 60.00 (60.00% of the hypothetical Initial Level set forth above)*

*            The hypothetical Initial Level of 100.00 and the hypothetical Coupon Barrier Level of 60.00 for each Index have been chosen for illustrative purposes only and do not represent likely Initial Levels or Coupon Barrier Levels for any Index. The actual Initial Level for each Index will be equal to its Closing Level on the Initial Valuation Date and the actual Coupon Barrier Level for each Index will be equal to 60.00% of its Initial Level.

For information regarding recent levels of each Index, please see “Information Regarding the Indices” in this pricing supplement.

Example 1: The Closing Level of each Index is greater than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	85.00
EURO STOXX Banks Index	110.00

Because the Closing Level of each Index is greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon of $22.50, or 2.25% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Level of at least one Index is greater than its Coupon Barrier Level on the relevant Observation Date and the Closing Level of at least one Index is less than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	135.00
EURO STOXX Banks Index	55.00

Because the Closing Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Level of each Index is less than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	45.00
EURO STOXX Banks Index	50.00

Because the Closing Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Level of at least one Index is below its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Contingent Coupon payment that may be payable on the Notes) under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes. These examples also make the following key assumptions:

▪                  Hypothetical Initial Level of each Index: 100.00*

▪                  Hypothetical Coupon Barrier Level for each Index: 60.00 (60.00% of the hypothetical Initial Level set forth above)

▪                  Hypothetical Barrier Level for each Index: 60.00 (60.00% of the hypothetical Initial Level set forth above)

▪                  You hold the Notes to maturity and we do NOT exercise our option to redeem your Notes prior to scheduled maturity

*            The hypothetical Initial Level of 100.00, the hypothetical Coupon Barrier Level of 60.00 and the hypothetical Barrier Level of 60.00 for each Index have been chosen for illustrative purposes only and do not represent likely Initial Levels, Coupon Barrier Levels or Barrier Levels for any Index. The actual Initial Level for each Index will be equal to its Closing Level on the Initial Valuation Date and the actual Coupon Barrier Level and Barrier Level for each Index will be equal to 60.00% of its Initial Level.

Final Level		Index Return
Russell 2000 Index	EURO STOXX Banks Index	Russell 2000 Index	EURO STOXX Banks Index	Index Return of the Least Performing Index	Payment at Maturity**
150.00	175.00	50.00%	75.00%	50.00%	$1,000.00
145.00	140.00	45.00%	40.00%	40.00%	$1,000.00
130.00	150.00	30.00%	50.00%	30.00%	$1,000.00
125.00	120.00	25.00%	20.00%	20.00%	$1,000.00
110.00	120.00	10.00%	20.00%	10.00%	$1,000.00
110.00	100.00	10.00%	0.00%	0.00%	$1,000.00
90.00	102.50	-10.00%	2.50%	-10.00%	$1,000.00
102.00	80.00	2.00%	-20.00%	-20.00%	$1,000.00
95.00	70.00	-5.00%	-30.00%	-30.00%	$1,000.00
60.00	150.00	-40.00%	50.00%	-40.00%	$1,000.00
50.00	90.00	-50.00%	-10.00%	-50.00%	$500.00
150.00	40.00	50.00%	-60.00%	-60.00%	$400.00
30.00	45.00	-70.00%	-55.00%	-70.00%	$300.00
40.00	20.00	-60.00%	-80.00%	-80.00%	$200.00
10.00	95.00	-90.00%	-5.00%	-90.00%	$100.00
102.00	0.00	2.00%	-100.00%	-100.00%	$0.00

** per $1,000 principal amount Note, excluding the final Contingent Coupon (if one is payable on the Maturity Date)

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the Russell 2000 Index is 110.00 and the Final Level of the EURO STOXX Banks Index is 120.00.

Because the Russell 2000 Index has the lowest Index Return, the Russell 2000 Index is the Least Performing Index. Because the Final Level of the Least Performing Index is greater than its Initial Level (and, accordingly, not less than its Barrier Level), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Level of the Russell 2000 Index is 102.00 and the Final Level of the EURO STOXX Banks Index is 80.00.

Because the EURO STOXX Banks Index has the lowest Index Return, the EURO STOXX Banks Index is the Least Performing Index. Because the Final Level of the Least Performing Index is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The Final Level of the Russell 2000 Index is 150.00 and the Final Level of the EURO STOXX Banks Index is 40.00.

Because the EURO STOXX Banks Index has the lowest Index Return, the EURO STOXX Banks Index is the Least Performing Index. Because the Final Level of the Least Performing Index is less than its Barrier Level, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Index Return of the Least Performing Index]

$1,000 + [$1,000 x -60.00%] = $400.00

In addition, because the Final Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Example 4: The Final Level of the Russell 2000 Index is 30.00 and the Final Level of the EURO STOXX Banks Index is 45.00.

Because the Russell 2000 Index has the lowest Index Return, the Russell 2000 Index is the Least Performing Index. Because the Final Level of the Least Performing Index is less than its Barrier Level, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Index Return of the Least Performing Index]

$1,000 + [$1,000 x -70.00%] = $300.00

In addition, because the Final Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Examples 3 and 4 above demonstrate that, if we do not early redeem the Notes prior to scheduled maturity, and if the Final Level of the Least Performing Index is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Index. You will not benefit in any way from the Index Return of the other Index being higher than the Index Return of the Least Performing Index.

If we do not early redeem the Notes prior to scheduled maturity, you may lose up to 100% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss— The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not early redeemed by us prior to scheduled maturity, and if the Final Level of the Least Performing Index is less than its Barrier Level, your Notes will be fully exposed to the negative performance of such Index and you will lose some or all of your principal. You may suffer a loss of principal even if the Index Return for one Index is greater than 0.00%, and you will not benefit in any way from the Index Return of the other Index being greater than the Index Return of the Least Performing Index. You may lose up to 100% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

•                  You Are Exposed to the Market Risk of the Indices—Your return on the Notes is not linked to a basket consisting of the Indices. Rather, it will be contingent upon the independent performance of each Index. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Index. Poor performance by either Index over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the price of the other Index. To receive a positive return on your Notes at maturity, the Final Level of each Index must be greater than its Barrier Level. If the Index Return of either Index is less than its Barrier Level, you will be exposed to the full decline in the Least Performing Index below its Barrier Level. Accordingly, your investment is subject to the market risk of each Index.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the level of any Index and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date), even if the Index Return of one or more Indices is greater than 0.00%.

•                  You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Index on the related Observation Date is greater than or equal to its respective Coupon Barrier Level. If the Closing Level of any Index on an Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. Because each Index must close at or above its Coupon Barrier Level on an Observation Date in order for a Contingent Coupon to become payable, it is more likely that you will not receive Contingent Coupons than would have been the case had the Notes been linked to only one of the Indices. If the Closing Level of at least one Index is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                  The Notes Are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Contingent Coupon is based on a number of factors, including the expected volatility of the Indices. The Contingent Coupon is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Indices been lower. As volatility of an Index increases, there will typically be a greater likelihood that (a) the Closing Level of that Index on one or more Observation Dates will be less than its Coupon Barrier Level and (b) the Final Level of that Index will be less than its Barrier Level.

Accordingly, you should understand that the Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price on any Contingent Coupon Payment Date prior to the Maturity Date. Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on any Early Redemption Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If the Notes are not Early Redeemed by Us Prior to Scheduled Maturity, the Payment at Maturity is not Based on the Level of Any Index at Any Time Other than the Closing Level of the Least Performing Index on the Final Valuation Date—The Final Levels and Index Returns will be based solely on the Closing Levels of the Indices on the Final Valuation Date. Accordingly, if the level of the Least Performing Index drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the level of such Index at any time prior to such drop.

If the Notes are not early redeemed by us prior to scheduled maturity, your payment at maturity will be based solely on the Index Return of the Least Performing Index. If the Final Level of the Least Performing Index is less than the Barrier Level applicable to such Index, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Index Return of the other Index being higher than the Index Return of the Least Performing Index.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment upon early redemption or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority— Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a Default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  Owning the Notes is Not the Same as Owning the Securities Composing the Indices—The return on the Notes may not reflect the return you would realize if you actually owned the securities composing the Indices. As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities underlying the Indices would have.

•                  Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The level of each Index has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes. The historical correlation between the Indices is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Index.

•                  The Notes Are Subject to Risks Associated with the Banking Industry—The component stocks of the EURO STOXX Banks Index are all issued by companies in the banking industry. The performance of companies in the banking industry are influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, the ability of borrowers to repay loans, government regulation, and supply and demand for the products and services offered by such companies. Any adverse development in the banking industry may have a material adverse effect on the components of the EURO STOXX Banks Index, and as a result, on the value of the Notes. The Notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.

•                  The Notes Are Subject to Risks Associated with Non-U.S. Securities Markets—The component securities of the EURO STOXX Banks Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•                  The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates Between the U.S. Dollar and the Euro—The components of the EURO STOXX Banks Index are non-U.S. securities denominated in euro. Because the level of the EURO STOXX Banks Index is also calculated in euro (and not in U.S. dollars), the performance of the EURO STOXX Banks Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. You will not benefit from any appreciation of the euro relative to the U.S. dollar.

•                  The Notes Are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest— In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Indices or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Indices and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Indices and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the levels of the Indices and the market prices of the components of each Index;

o                correlation (or lack of correlation) of the Indices;

o                the expected volatility of the Indices and the components of each Index;

o                the time to maturity of the Notes;

o                the dividend rate on the components of each Index;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, please see “Indices—The Russell Indices” in the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Levels of the Russell 2000 Index for each of the periods noted below. The graph below sets forth the historical performance of the Russell 2000 Index based on the daily Closing Levels from January 1, 2013 through July 25, 2018. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 31, 2016	1,388.07	1,156.89	1,357.13
March 31, 2017	1,413.64	1,345.60	1,385.92
June 30, 2017	1,425.98	1,345.24	1,415.36
September 30, 2017	1,490.86	1,356.91	1,490.86
December 31, 2017	1,548.93	1,464.09	1,535.51
March 31, 2018	1,610.71	1,463.79	1,529.43
June 30, 2018	1,706.99	1,492.53	1,643.07
July 25, 2018*	1,704.60	1,655.09	1,685.20

* For the period beginning on July 1, 2018 and ending on July 25, 2018

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The EURO STOXX®  Banks Index

All information contained in this pricing supplement regarding the EURO STOXX Banks Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. The EURO STOXX Banks Index is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX Banks Index.

The EURO STOXX Banks Index is calculated in euros and is reported by Bloomberg under the ticker symbol “SX7E.”

The EURO STOXX Banks Index was created by STOXX Limited, a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX Banks Index began on June 15, 1998, based on an initial value of 100 at December 31, 1991. The EURO STOXX Banks Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX Banks Index. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Index Composition

The EURO STOXX Banks Index is one of 19 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index (the “STOXX Europe 600 Index”). The STOXX Europe 600 Index contains the 600 largest European stocks by free float market capitalization. Each of the 19 EURO STOXX® Supersector indices contain the companies within the Eurozone subset of the STOXX Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited. The EURO STOXX Banks Index includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. EURO STOXX Banks Index currently includes 30 stocks of banks market sector leaders mainly from the ten largest Eurozone countries: Austria, Belgium, France, Germany, Greece, Ireland, Italy, the Netherlands, Portugal and Spain.

The composition of each of the EURO STOXX® Supersector indices is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

The EURO STOXX Banks Index is also reviewed on an ongoing basis, and any changes affecting the STOXX Europe 600 Index are also applied to the relevant EURO STOXX® Supersector index. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the STOXX Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free float factors and weighting cap factors for each component stock used to calculate the EURO STOXX® Supersector indices, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. All components of the EURO STOXX Banks Index are subject to a 30% cap for the largest company and a 15% cap for the second-largest company.

Index Calculation

The EURO STOXX Banks Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX Banks Index value at any time can be expressed as follows:

Index = free float market capitalization of the Index

Divisor

The “free float market capitalization of the Index” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time EURO STOXX Banks Index is being calculated.

The divisor for the EURO STOXX Banks Index is adjusted to maintain the continuity of the EURO STOXX Banks Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Special cash dividend: Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)

Divisor: decreases

(2) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: unchanged

(3) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is greater than or equal to 100% (B / A > 1), the adjustment of the shares and weight factors are delayed until the new shares are listed.

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares × (A + B)/ A

Divisor: increases

(4) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: unchanged	(5) Stock dividend (from treasury stock): Adjusted only if treated as extraordinary dividend. Adjusted close = close – close × B / (A + B) Divisor: decreases
(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consolidation:

Adjusted price = (closing price – capital return announced by company × (1- withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(8) Repurchase of shares / self-tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply: Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

– If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A

Divisor: increases

– If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C) × (1 + B / A))

Divisor: increases

– Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

(11) Addition / deletion of a company: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.	(12) Free float and shares changes: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement

We have entered into a non-exclusive license agreement with STOXX Limited whereby we, in exchange for a fee, are permitted to use the EURO STOXX Banks Index in connection with certain securities, including the Notes. We are not affiliated with STOXX Limited; the only relationship between STOXX Limited and us is any licensing of the use of STOXX Limited’s indices and trademarks relating to them.

The license agreement between STOXX Limited and us provides that the following language must be set forth herein:

“STOXX Limited and its licensors (the ‘Licensors’) have no relationship to Barclays Bank PLC, other than the licensing of the EURO STOXX Banks Index and the related trademarks for use in connection with the Notes.”

STOXX Limited and its Licensors do not:

•                  Sponsor, endorse, sell or promote the Notes.

•                  Recommend that any person invest in the securities or any other securities.

•                  Have any responsibility or liability for or make any decisions about the timing, amount or pricing of Notes.

•                  Have any responsibility or liability for the administration, management or marketing of the Notes.

•                  Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the EURO STOXX Banks Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the Notes. Specifically,

•                  STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

o              the results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the EURO STOXX Banks Index and the data included in the EURO STOXX Banks Index;

o              the accuracy or completeness of the EURO STOXX Banks Index and its data; or

o              the merchantability and the fitness for a particular purpose or use of the EURO STOXX Banks Index and its data;

•                  STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX Banks Index or its data; and

•                  Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Barclays Bank PLC and STOXX is solely for their benefit and not for the benefit of the owners of the securities or any other third parties.

Historical Performance of the EURO STOXX Banks Index

The table below shows the high, low and final Closing Levels of the EURO STOXX Banks Index for each of the periods noted below. The graph below sets forth the historical performance of the EURO STOXX Banks Index based on the daily Closing Levels from January 1, 2013 through July 25, 2018. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Period / Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2013	127.75	101.95	102.46
June 30, 2013	118.77	100.51	101.39
September 30, 2013	129.63	100.57	125.84
December 31, 2013	142.30	129.32	141.43
March 31, 2014	156.58	139.31	155.26
June 30, 2014	162.81	145.66	146.52
September 30, 2014	154.60	135.67	149.21
December 31, 2014	149.39	129.86	134.51
March 31, 2015	158.53	124.29	157.65
June 30, 2015	161.70	148.38	149.91
September 30, 2015	161.45	128.04	131.34
December 31, 2015	141.12	123.03	127.87
March 31, 2016	125.04	89.65	101.38
June 30, 2016	111.28	79.03	83.25
September 30, 2016	99.11	78.37	92.54
December 31, 2016	120.34	91.84	117.67
March 31, 2017	127.52	111.98	127.52
June 30, 2017	139.87	118.94	131.16
September 30, 2017	139.91	127.83	138.38
December 31, 2017	137.82	129.98	130.48
March 31, 2018	143.05	123.72	125.69
June 30, 2018	131.97	109.41	110.45
July 25, 2018*	113.73	109.70	112.63

* For the period beginning on July 1, 2018 and ending on July 25, 2018

Historical Performance of the EURO STOXX® Banks Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a contingent coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a determination date but that can be attributed to an expected contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.